                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           MANHATTAN ASSOCIATES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           MANHATTAN ASSOCIATES, INC.
                       2300 Windy Ridge Parkway, Suite 700
                             Atlanta, Georgia 30339
                                 (770) 955-7070


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 16, 2000


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Manhattan Associates, Inc. (the "Company") will be held at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339, at 10:00 a.m., Atlanta, Georgia time, on Tuesday, May 16, 2000 (the "Annual Meeting"), to consider and act upon:

         1. the election of two directors to the Company's Board of Directors;

         2. a proposal to ratify the selection of independent public accountants for the Company's current fiscal year; and

         3. such other business as may properly come before the Annual Meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on April 7, 2000, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.


                                           By Order of the Board of Directors,



                                           /s/ David K. Dabbiere
                                           -----------------------------------
                                           David K. Dabbiere
                                           Secretary

April 14, 2000
Atlanta, Georgia



                                    IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE THAT HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                           MANHATTAN ASSOCIATES, INC.
                       2300 WINDY RIDGE PARKWAY, SUITE 700
                             ATLANTA, GEORGIA 30339
                              --------------------

                                 PROXY STATEMENT

                              ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 16, 2000

                         -------------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

SHAREHOLDERS MEETING

         This Proxy Statement and the enclosed proxy card ("Proxy") are furnished on behalf of the Board of Directors of Manhattan Associates, Inc., a Georgia corporation ("Manhattan" or the "Company" or "we"), for use at the Annual Meeting of Shareholders to be held on Tuesday, May 16, 2000 at 10:00 a.m., Atlanta, Georgia time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339. The Company intends to mail this Proxy Statement and the accompanying Proxy on or about April 14, 2000, to all shareholders entitled to vote at the Annual Meeting.

SHAREHOLDERS ENTITLED TO VOTE

         Only holders of record of the Company's $.01 par value per share common stock (the "Common Stock") at the close of business on April 7, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 7, 2000, the Company had outstanding and entitled to vote 24,624,238 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Any shareholder who signs and returns a Proxy has the power to revoke it at any time before it is exercised by providing written notice of revocation to the Secretary of the Company or by filing with the Secretary of the Company a Proxy bearing a later date. The holders of a majority of the total shares of Common Stock outstanding on the record date, whether present at the Annual Meeting in person or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The shares held by each shareholder who signs and returns the enclosed Proxy will be counted for the purposes of determining the presence of a quorum at the meeting, whether or not the shareholder abstains on all or any matter to be acted on at the meeting. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

COUNTING OF VOTES

         The purpose of the Annual Meeting is to consider and act upon the matters which are listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The enclosed Proxy provides a means for a shareholder to vote upon all of the matters listed in the accompanying Notice of Annual Meeting and described in the Proxy Statement. The enclosed Proxy also provides a means for a shareholder to vote for all of the nominees for Director listed thereon or to withhold authority to vote for one or more of such nominees. The Company's Bylaws provide that Directors are elected by a plurality of the votes cast. Plurality means that more votes must be cast in favor of the election of a Director than those cast against election of such Director. Accordingly, the withholding of authority by a shareholder (including broker non-votes) will not be counted in computing a plurality and thus will have no effect on the results of the election of such nominees.

         The accompanying Proxy also provides a means for a shareholder to vote for, against or abstain from voting on each of the other matters to be acted upon at the Annual Meeting. Each Proxy will be voted in accordance with the shareholder's directions. The affirmative vote of a majority of the shares of Common Stock present in person or represented by a Proxy and entitled to vote on proposal two set forth in the accompanying Notice of Annual Meeting is required for the approval of such proposal. Approval of any other matters as may properly come before the meeting also will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by a Proxy and entitled to vote at the meeting. Abstentions with respect to proposal two will have the same effect as a vote against this proposal. With respect to broker non-votes, the shares will not be considered present at the meeting for the proposal to which authority was withheld. Consequently, broker non-votes will not be counted with regard to such proposal, but they will have the effect of reducing the number of affirmative votes required to approve the proposal, because they reduce the number of shares present or represented from which a majority is calculated.

PROXIES

         When the enclosed Proxy is properly signed and returned, the shares which it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a signed Proxy will be voted in favor of the nominees for election to the Board of Directors, and in favor of the approval of proposal two.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the amount and percent of shares of Common Stock that, as of April 7, 2000, are deemed under the rules of the Securities and Exchange Commission (the "Commission") to be "beneficially owned" by each member of the Board of Directors of the Company, by each nominee to become a member of the Board of Directors, by each Named Executive Officer of the Company, by all Directors and Executive Officers of the Company as a group, and by any person or "group" (as that term is used in the Securities Act of 1934, as amended) known to the Company as of that date to be a "beneficial owner" of more than 5% of the outstanding shares of Common Stock.


                                                                                          COMMON STOCK
                                                                                      BENEFICIALLY OWNED (2)
                                                                                 -------------------------------
                                                                                    NUMBER OF         PERCENTAGE
                                                                                    SHARES OF             OF
NAME OF BENEFICIAL OWNER (1)                                                       COMMON STOCK          CLASS
----------------------------                                                     ---------------      ----------
Alan J. Dabbiere (3).........................................................        10,695,063           43.4%
Richard M. Haddrill (4)......................................................           379,551            1.5
Deepak Raghavan (5)..........................................................         2,438,693            9.9
David K. Dabbiere (6)........................................................           278,000            1.1
Michael J. Casey (7).........................................................            50,000              *
Neil Thall (8)...............................................................            60,000              *
Jeffry W. Baum (9)...........................................................            93,334              *
Brian J. Cassidy (10)........................................................           147,500              *
John J. Huntz, Jr. (11)......................................................            12,500              *
Thomas E. Noonan (11)........................................................            11,000              *
Ponnambalam Muthiah (12).....................................................         2,594,161           10.5
Deepak M.J. Rao (13).........................................................         2,613,061           10.6
All executive officers and directors as a group (10 persons) (14)............        14,165,641           55.8

----------
   * Less than 1% of the outstanding Common Stock.
 (1) Except as set forth herein, the street address of the named beneficial owner is c/o Manhattan Associates, Inc., 2300 Windy Ridge Parkway, Suite 700, Atlanta, Georgia 30339.
 (2) For purposes of calculating the percentage beneficially owned, the number of shares of common stock deemed outstanding include (i) 24,624,238 shares outstanding as of April 7, 2000 and (ii) 765,802 shares issuable by us pursuant to options held by the respective person or group which may be exercised within 60 days following April 7, 2000 ("Presently Exercisable Options"). Presently Exercisable Options are considered to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
 (3) Consists of 10,695,063 shares held by Pegasys Systems Incorporated, a corporation controlled by Mr. Dabbiere, 80% of the equity interest of which is held by a trust for the benefit of Mr. Dabbiere's siblings, certain extended relatives and any future descendants. Mr. Dabbiere disclaims beneficial ownership of the shares held by Pegasys which are allocable to the interest held by the trust.
 (4) Includes 287,468 shares issuable pursuant to Presently Exercisable Options.
 (5) Includes 2,332,693 shares held by a limited partnership controlled by Mr. Raghavan, the 99% limited partnership interest of which is owned by a trust for the benefit of his descendants, and 6,000 shares held by Mr. Raghavan for the benefit of his minor child. Mr. Raghavan disclaims beneficial ownership of the shares held by the limited partnership which are allocable to the interest held by the trust and the shares held for the benefit of his child.
 (6) Includes 30,000 shares held by Mr. Dabbiere for the benefit of his minor children and 160,000 shares issuable pursuant to Presently Exercisable Options.
 (7) Includes 50,000 shares issuable pursuant to Presently Exercisable Options.
 (8) Includes 60,000 shares issuable pursuant to Presently Exercisable Options.
 (9) Includes 93,334 shares issuable pursuant to Presently Exercisable Options.
(10) Includes 95,000 shares issuable pursuant to Presently Exercisable Options.
(11) Includes 10,000 shares issuable pursuant to Presently Exercisable Options.
(12) Includes 1,847,917 shares held by a limited partnership controlled by Ponnambalam Muthiah, the 99% limited partnership interest of which is held by a trust for the benefit of his descendants, and 12,000 shares held by him for the benefit of his minor children. Ponnambalam Muthiah disclaims beneficial ownership of the shares held by the limited partnership which are allocable to the interest held by the trust and the shares held for the benefit of his children.
(13) Includes 2,319,461 shares held by a limited partnership controlled by Mr. Rao, the 99% limited partnership interest of which is held by a trust for the benefit of his descendants, and 6,400 shares held by Mr. Rao for the benefit of his minor children. Mr. Rao disclaims beneficial ownership of the shares held by the limited partnership which are allocable to the interest held by the trust and the shares held for the benefit of his children.
(14) Includes 10,695,063 shares held by a corporation controlled by Mr. Dabbiere; 2,332,693 shares held by a limited partnership controlled by Mr. Raghavan; 100,000 shares held by Mr. Raghavan and 6,000 shares held by Mr. Raghavan's child, who is a minor; 92,083 shares held by Mr. Haddrill; 88,000 shares held by David K. Dabbiere and 30,000 shares held by Mr. Dabbiere for the benefit of his minor children; 52,500 shares held by Brian
     J. Cassidy; 2,500 shares held by John J. Huntz, Jr.; 1,000 shares held by Thomas E. Noonan; and 765,802 shares issuable pursuant to Presently Exercisable Options.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

INTRODUCTION

         At the Annual Meeting, two directors are to be elected for the terms described below. The Board of Directors is divided into three classes, each of whose members serve for staggered three-year terms. The Board is currently comprised of two Class I directors (Mr. Dabbiere and Mr. Cassidy), two Class II directors (Mr. Raghavan and Mr. Haddrill) and two Class III directors (Mr. Huntz and Mr. Noonan). At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I directors, Class II directors and Class III directors will expire upon the election and qualification of successor directors at the 2002, 2000 and 2001 annual meeting of shareholders, respectively. There are no family relationships among any of the directors or director nominees of the Company.

         The Board of Directors has adopted a policy statement that provides as follows: "[i]t is the policy of Manhattan Associates, Inc., in order to ensure full representation of the Company's shareholders on the Board of Directors and to enhance the Company's access to talented managerial advisors, that no nonemployee director of the Company shall serve as a director for more than eight consecutive years and that each nonemployee director when first elected to the Board of Directors (including after a period of non-service) shall serve for only a one year term unless renominated by the Board of Directors at that time, in which case he or she shall be included in the Company's staggered board in a manner determined by the Board of Directors."

         Shares represented by executed Proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may select. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

         The Board of Directors recommends a vote FOR each named nominee.

NOMINEES

         The name and age, principal occupation or employment, and other data regarding each nominee, based on information received from the respective nominees, are set forth below:

Nominees to Serve as a Class II Director

         RICHARD M. HADDRILL, age 46, has served as a Director of Manhattan since October 1999 and has served as President and Chief Executive Officer of Manhattan since October 1999. From September 1996 until June 1999, Mr. Haddrill served as a board member for Powerhouse Technologies, a technology, services and gaming company. From 1994 until 1996, Mr. Haddrill served as Powerhouse's Executive Vice President and served as President and Chief Executive Officer from 1996 until October 1999. From 1991 until 1994, Mr. Haddrill was President of the international subsidiaries of Knowledgeware, a computer software company. From 1975 until 1991, Mr. Haddrill was employed at Ernst & Young, and he held various positions there including Managing Partner and Partner.

         DEEPAK RAGHAVAN, age 34, a founder of Manhattan, has served as Senior Vice President of Manhattan since August 1998, as a Director since February 1998 and as Chief Technology Officer since its inception in 1990. From 1987 until 1990, Mr. Raghavan was a Senior Software Engineer for Infosys Technologies Limited, a software development company, where he specialized in the design and implementation of information systems for the apparel manufacturing industry.

CURRENT DIRECTORS

         The Directors of the Company continuing in office as Class I Directors, elected to serve until the 2002 Annual Meeting, are as follows:

         ALAN J. DABBIERE, age 38, a founder of Manhattan, served as Chief Executive Officer and President of Manhattan from its inception in 1990 until October 1999 and has served as Chairman of the Board since February 1998. From 1986 until 1990, Mr. Dabbiere was employed by Kurt Salmon Associates, a management consulting firm specializing in consumer products manufacturing and retailing, where he specialized in consulting for the retail and consumer products manufacturing industries. At Kurt Salmon Associates, Mr. Dabbiere participated in Quick Response pilot projects focused on the value of an integrated supply chain initiative. Mr. Dabbiere serves on the American Apparel Manufacturer Association's Management Systems Committee.

         BRIAN J. CASSIDY, age 54, has served as a Director of Manhattan since May 1998. Mr. Cassidy has served as the Vice-Chairman and Co-Founder of WebForia Inc., formerly LiveContent Inc., a developer and supplier of research tools for the Internet, since April 1996. Prior to joining LiveContent Inc., Mr. Cassidy served as Vice President of Business Development of Saros Corporation, a developer of document management software, from January 1993 to March 1996. Prior to joining Saros Corporation, Mr. Cassidy was employed by Oracle Corporation, as Joint Management Director of European Operations and a member of the Executive Management Board from 1983 to 1988 and as Worldwide Vice President of Business Development from 1988 to 1990.

         The Directors of the Company continuing in office as Class III Directors, elected to serve until the 2001 Annual Meeting, are as follows:

         JOHN J. HUNTZ, JR., age 49, has served as a Director of Manhattan since January 1999. Mr. Huntz serves as Managing Director of Fuqua Ventures, LLC, a private equity investment firm. Mr. Huntz served as Executive Vice President and Chief Operating Officer of Fuqua Enterprises, Inc., a company that manufactures health-care products, from August 1995 to March 1998 and as its Senior Vice President since March 1994. From June 1989 to March 1994, Mr. Huntz served as the Managing Partner of Noble Ventures International, Inc., a private international investment company. From 1984 to 1989, Mr. Huntz held the position of Director of Capital Resources for Arthur Young & Company, and from 1979 to 1984, Mr. Huntz was with Harrison Capital, Inc., a venture capital investment subsidiary of Texaco, Inc. Mr. Huntz founded and serves as President of the Atlanta Venture Forum, a risk capital network, and is a member of the National Association of Small Business Investment Companies and the Southern Regional Association of Small Business Investment Companies.

         THOMAS E. NOONAN, age 39, has served as a Director of Manhattan since January 1999. Mr. Noonan has served as the President and as a Director of ISS Group, Inc., a provider of network security monitoring, detection and response software, since June 1995, and as its Chief Executive Officer and Chairman of the Board of Directors since November 1996. Prior to joining ISS Group, Inc., Mr. Noonan served as Vice President, Sales and Marketing with TSI International, Inc., an electronic commerce company, from September 1994 until May 1995. From November 1989 until September 1994, Mr. Noonan held high-level sales and marketing positions at Dun & Bradstreet Software, a developer of enterprise business software.

BOARD OF DIRECTORS MEETINGS, COMMITTEES AND COMPENSATION

         During 1999, the Board of Directors held four meetings. All of the incumbent directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and meetings of committees of the Board of Directors on which they served.

         Messrs. Dabbiere and Raghavan served as members of the Executive Committee in 1999. The Executive Committee is empowered to exercise all authority of the Board of Directors, except as limited by the Georgia Business Corporation Code ("GBCC"). Under the GBCC, an Executive Committee may not, among other things, approve or propose to shareholders actions required to be approved by shareholders, fill vacancies on the Board of Directors or any of its committees, amend or repeal the bylaws, or approve a plan of merger not requiring shareholder approval. Messrs. Cassidy, Huntz and Noonan served as members of the Compensation Committee in 1999. The Compensation Committee is responsible for reviewing and recommending salaries, bonuses and other compensation for our officers. The Compensation Committee is also responsible for administering Manhattan's stock option plans and for establishing the terms and conditions of all stock options granted under these plans. Messrs. Huntz and Noonan served as members of the Audit Committee in 1999. The Audit Committee is responsible for recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, monitoring our financial policies and internal control procedures, and reviewing and monitoring the provisions of non-audit services by our auditors.

         Non-employee members of the Board of Directors received $1,000 for each board meeting attended in 1999 and $500 for each committee meeting held independently of a board meeting. The Company may also grant stock options to the non-employee members of the Board of Directors. In 1999, the Company granted stock options to purchase 10,000 shares of Common Stock to each non-employee director. Also in 1999, options to purchase 100,000 shares of Common Stock at $9.00 per share were granted to Brian J. Cassidy. Under the option agreement, 25,000 shares vested on each of April 27, 1999 and October 27, 1999, and 25,000 shares vest on each of April 27, 2000 and October 27, 2000.

EXECUTIVE COMPENSATION

         Summary Compensation Table. The following table sets forth, for the three years ended December 31, 1999, the total compensation paid to or accrued for the Chief Executive Officer and other Executive Officers as defined under the rules of the Securities and Exchange Commission with the next highest total annual salary and bonus that exceeded $100,000 (collectively, the "Named Executive Officers").

                                                                                                    LONG TERM
                                                              ANNUAL COMPENSATION                  COMPENSATION
                                                     ---------------------------------------       ------------
                                                                                                    NUMBER OF
                                                                                     OTHER          SECURITIES        ALL
                                                                                     ANNUAL         UNDERLYING       OTHER
NAME AND PRINCIPAL POSITION                  YEAR     SALARY       BONUS         COMPENSATION(1)     OPTIONS      COMPENSATION
---------------------------                 ------   --------     --------      ----------------   ------------   ------------
Alan J. Dabbiere (2)......................   1999    $150,000           --               --                --            --
   Chairman of the Board                     1998     150,000           --               --                --            --
                                             1997     250,000     $406,170(3)            --                --            --

Richard M. Haddrill (4)...................   1999      44,000       52,060(5)      $100,000(6)      1,300,000      $300,000(7)
   President, Chief Executive                1998          --           --               --                --            --
   Officer and Director                      1997          --           --               --                --            --

David K. Dabbiere.........................   1999     160,000       50,000(8)            --                --            --
   Senior Vice President, Chief              1998     104,340      150,000(9)        50,280(10)       160,000        17,000(11)
   Legal Officer and Secretary               1997          --           --               --                --            --

Neil Thall................................   1999     229,167           --               --           140,000            --
   Executive Vice President--                1998     184,633       40,000(12)           --                --            --
   Professional Services                     1997          --           --               --           150,000            --

Deepak Raghavan...........................   1999     125,000           --               --                --            --
   Senior Vice President, Chief              1998     125,000           --               --                --            --
   Technology Officer and Director           1997     175,525           --               --                --            --

Jeffry W. Baum............................   1999     125,000      265,220(13)           --            80,000            --
   Senior Vice President--International      1998      89,449       89,449(14)           --           160,000            --
   Operations                                1997          --           --               --                --            --

Michael J. Casey (15).....................   1999     136,250       25,000(8)            --            75,000            --
   Former Senior Vice President, Chief       1998     121,939       25,000(14)           --            45,000            --
   Financial Officer and Treasurer           1997      16,154       20,000(16)           --           100,000            --

(1) In accordance with the rules of the Securities and Exchange Commission, other compensation received in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.
(2) Mr. Alan Dabbiere served as President and Chief Executive Officer until October 1999. Mr. Dabbiere continues to serve as Chairman of the Board.
(3) Represents bonuses and sales commissions awarded and paid in 1997 based upon 1997 performance.
(4) Mr. Haddrill has served as President, Chief Executive Officer and Director since October 1999.
(5)   Represents bonuses accrued in 1999 based upon 1999 performance.
(6)   Represents relocation expenses accrued in 1999.
(7) Represents compensation expense relating to 85,000 shares of Common Stock issued to Mr. Haddrill in 1999.
(8)   Represents bonuses paid in 1999 based upon 1999 performance.
(9) Represents a bonus paid to Mr. Dabbiere in April 1998 upon joining Manhattan and a bonus accrued in 1998 based upon 1998 performance.
(10)  Represents payments of relocation expenses.
(11) Represents payments for consulting services made prior to Mr. David Dabbiere's joining Manhattan in March 1998.
(12)  Represents bonuses accrued in 1998 based upon 1998 performance.
(13) Represents a bonus of $209,538 paid and $55,682 accrued in 1999 based upon 1999 performance.
(14)  Represents bonuses paid in 1998 based upon 1998 performance.
(15) Mr. Casey resigned as Senior Vice President, Chief Financial Officer and Treasurer in December 1999.
(16)  Represents a bonus paid to Mr. Casey in November 1997 upon joining
      Manhattan.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth all individual grants of stock options during the year ended December 31, 1999, to each of the Named Executive
Officers:

                                               INDIVIDUAL GRANTS
                           -------------------------------------------------------
                           NUMBER OF       PERCENT OF                                POTENTIAL REALIZABLE
                           SECURITIES     TOTAL OPTIONS                                VALUE AT ASSUMED
                           UNDERLYING      GRANTED TO     EXERCISE OR                ANNUAL RATES OF STOCK
                            OPTIONS       EMPLOYEES IN    BASE PRICE    EXPIRATION     PRICE APPRECIATION
        NAME                GRANTED       FISCAL YEAR      PER SHARE       DATE        FOR OPTION TERM(1)
        ----               ----------     -------------   -----------   ----------   -----------------------
                                                                                        5%            10%
                                                                                     ----------   ----------
Alan J. Dabbiere .......          --           --             --               --            --           --
Richard M. Haddrill ....   1,300,000         27.9%    $     3.53         10/11/09    $2,887,019   $7,316,274
David K. Dabbiere ......          --           --             --               --            --           --
Neil Thall .............     110,000          2.4%          7.69           6/8/09       531,809    1,347,708
                              30,000          0.6%          5.75          12/7/09       108,484      274,921
Deepak Raghavan ........          --           --             --               --            --           --
Jeffry W. Baum .........      50,000          1.1%          3.53         10/11/09       111,039      281,395
                              30,000          0.6%          5.38         11/29/09       101,409      256,991
Michael J. Casey .......      75,000          1.6%          7.69           6/8/09       362,597      918,892

----------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the fair market value per share on the date of grant and assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are mandated by the rules of the Securities and Exchange Commission and are not intended to forecast future appreciation of our stock price. The potential realizable value computation is net of the applicable exercise price, but does not take into account federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock. Actual gains, if any, are dependent upon the timing of such exercise and the future performance of our Common Stock. There can be no assurance that the rates of appreciation in this table can be achieved. This table does not take into account any appreciation in the price of our Common Stock to date.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

         The following table summarizes the number of shares and value realized by each of the Named Executive Officers upon the exercise of options and the value of the outstanding options held by the Named Executive Officers at December 31, 1999:

                                                                    NUMBER OF                       VALUE OF
                                SHARES                       SECURITIES UNDERLYING                 UNEXERCISED
                               ACQUIRED       VALUE            UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
             NAME            ON EXERCISE    REALIZED(1)        AT FISCAL YEAR-END              AT FISCAL YEAR-END(2)
             ----            -----------    -----------    ---------------------------      ---------------------------
                                                           EXERCISABLE   UNEXERCISABLE      EXERCISABLE   UNEXERCISABLE
                                                           -----------   -------------      -----------   -------------
Alan J. Dabbiere...........          --           --             --              --                 --              --
Richard M. Haddrill........          --           --         93,461       1,206,539          $ 359,241      $4,637,634
David K. Dabbiere..........          --           --        160,000              --                 --              --
Neil Thall.................          --           --         60,000         150,000            125,000         142,500
Deepak Raghavan............          --           --             --              --                 --              --
Jeffry W. Baum.............          --           --         46,667         193,333                 --         252,188
Michael J. Casey...........      20,000     $106,028         53,334              --            260,003              --

----------
(1) Amounts disclosed in this column do not reflect amounts actually received by the Named Executive Officers but are calculated based on the difference between the fair market value on the date of exercise of the options and the exercise price of the options. The Named Executive Officers will receive cash only if and when they sell the Common Stock issued upon exercise of the options, and the amount of cash received by such individuals is dependent on the price of our Common Stock at the time of such sale.
(2) Based on the fair market value of our Common Stock as of December 31, 1999 of $7.375 per share as reported on the Nasdaq National Market, less the exercise price payable upon exercise of such options.

EMPLOYMENT AGREEMENTS

         Mr. Thall entered into an employment agreement with Manhattan effective November 25, 1997. For 2000, Mr. Thall is entitled to receive an annual base salary of $250,000 and is entitled to a performance-related bonus of up to $80,000. In addition, Mr. Thall received an option to purchase 150,000 shares of our Common Stock, of which 40,000 shares vested on each of November 25, 1997, 1998 and 1999 and 30,000 shares vest on November 25, 2000. Under the terms of the agreement, Mr. Thall has agreed to assign to us all patents, copyrights and other intellectual property developed by him during the course of his employment. In addition, Mr. Thall has agreed not to solicit our customers for a period of one year following his voluntary termination or termination without cause.

         Mr. Haddrill entered into an employment agreement with Manhattan effective October 11, 1999. Pursuant to this agreement, Mr. Haddrill is entitled to receive an annual base salary of $300,000 and a performance-related bonus equal to 2% of pre-tax operating income. In addition, Mr. Haddrill received 85,000 shares of our Common Stock and an option to purchase 1,300,000 shares of our Common Stock, which vests in equal quarterly installments over three years commencing at execution of the employment agreement. All of the shares granted pursuant to this option will become immediately exercisable upon a change in control as defined in the agreement. Mr. Haddrill will also receive $100,000 as reimbursement of certain relocation expenses. Under the agreement, Mr. Haddrill has agreed to assign to us all patents, copyrights and other intellectual property developed by him during the course of his employment. In addition, Mr. Haddrill has agreed not to solicit our customers for a period of one year following his termination. In connection with any termination of Mr. Haddrill's employment, other than a termination based on gross negligence or willful misconduct, Mr. Haddrill will be entitled to receive a severance payment within 10 days of termination equal to two times his base salary and bonus (limited for these purposes to an amount not to exceed his base salary). In addition, Mr. Haddrill is eligible to receive up to $1.2 million as reimbursement for certain taxes, if incurred, upon a change in control as defined in the agreement.

STOCK OPTION PLANS

         Manhattan Associates, LLC Option Plan. The Manhattan Associates, LLC Option Plan (the "LLC Option Plan") became effective on January 1, 1997. The aggregate number of shares reserved for issuance under the LLC Option Plan was 5,000,000 shares. The purpose of the LLC Option Plan was to provide incentives for key employees, officers, consultants and directors to promote the success of Manhattan and to enhance our ability to attract and retain the services of such persons. Options granted under the LLC Option Plan were not options intended to qualify as "incentive stock options" under Section 422 of the Code. Since February 28, 1998, no additional options could be granted pursuant to the LLC Option Plan.

         As of December 31, 1999, we had outstanding options to purchase 2,153,797 shares of Common Stock under the LLC Option Plan at a weighted average exercise price of $4.59 per share.

         Stock Incentive Plan. Manhattan's 1998 Stock Incentive Plan (the "Stock Incentive Plan") was adopted by the Board of Directors and approved by our shareholders in February 1998. As amended, up to 9,000,000 shares of Common Stock (subject to adjustment in the event of stock splits and other similar events), less the number of shares issued under the LLC Option Plan, can be issued pursuant to stock options and other stock incentives granted under the Stock Incentive Plan. As of December 31, 1999, we had outstanding options or other stock incentives to acquire 4,869,569 shares of Common Stock under the Stock Incentive Plan at a weighted average exercise price of $7.98 per share. At December 31, 1999, 1,556,721 shares are available for future grant.

         The Stock Incentive Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonstatutory stock options, restricted stock awards and stock appreciation rights ("SARs", and, together with the other options and incentives, "Awards"). Officers, employees, directors, advisors and consultants of Manhattan and any of its subsidiaries are eligible to be granted Awards under the Stock Incentive Plan. Under present law, however, incentive stock options may be granted only to employees. The granting of Awards under the Stock Incentive Plan is discretionary. We will be required to recognize compensation expense over the vesting period of any SARs granted.

         Optionees receive the right to purchase a specified number of shares of Common Stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price that may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant. Under present law, incentive stock options may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of Manhattan). The Stock Incentive Plan permits the payment of the exercise price of options to be in the form of cash, or if the individual option agreement so provides, by surrender to us of shares of Common Stock or by a cashless exercise through a brokerage transaction.

         The Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors. The committee has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Stock Incentive Plan generally and to interpret the provisions thereof. The committee may amend, modify or terminate any outstanding Award and with respect to new Awards will determine:

         - the number of shares of Common Stock covered by options, restricted stock awards or SARs, the dates upon which such options or SARs become exercisable and the restrictions on restricted stock lapse;

         - the exercise price of options and SARs and the purchase price, if any, of restricted stock;

         -    the duration of options and SARs; and

         -    the conditions and duration of restrictions on restricted stock.

         No Award may be made under the Stock Incentive Plan after February 2008, but Awards previously granted may extend beyond that time. The Board of Directors may at any time terminate the Stock Incentive Plan. Any such termination will not affect outstanding options, restricted stock or SARs.

         Other Options. In addition to options issued under the LLC Option Plan and the Stock Incentive Plan, as of December 31, 1999, we have outstanding options to purchase an aggregate of 651,784 shares of Common Stock to employees outside of the LLC Option Plan and the Stock Incentive Plan at weighted average exercise price of $0.30 per share.

DEFERRED COMPENSATION PLANS

         401(k) Profit Sharing Plan. We maintain a 401(k) Profit Sharing Plan (the "401(k) Plan") that is intended to be a tax-qualified contribution plan under Section 401(k) of the Code. Pursuant to the 401(k) Plan, participants may contribute, subject to certain Code limitations, up to 18% of eligible compensation, as defined, to the 401(k) Plan. Employees are eligible for this arrangement upon completion of their first calendar month of employment. We will match contributions made by employees pursuant to the 401(k) Plan at a rate of 50% of the participant's contributions, up to 6% of the eligible compensation being contributed after the participant's first year of employment, subject to certain Code limitations. All of our employees who have completed one year of service consisting of at least 1,000 hours of employment are eligible for the matching contribution. We may make an additional contribution to participants' 401(k) accounts each year at the discretion of the Board of Directors. The portion of a participant's account attributable to his or her own contributions is 100% vested. The portion of the account attributable to our contributions (including matching contributions) vests over 5 to 7 years of service with Manhattan. Distributions from the 401(k) Plan may be made in the form of a lump-sum cash payment or in installment payments.

         Defined Contribution Plan. We sponsored a defined contribution pension plan (the "Pension Plan") covering substantially all of our employees. Under the Pension Plan, we contributed up to 8% of a participant's eligible compensation, as defined, to the Pension Plan after the participant's first year of employment. There were no contributions to the Plan during 1998 or 1999 as the Plan was terminated in 1998.

         PAC 401(k) Profit Sharing Plan. Performance Analysis Corporation, a wholly-owned subsidiary of Manhattan, sponsors a 401(k) Profit Sharing Plan (the "PAC 401(k) Plan"), covering substantially all employees of PAC. Under the PAC 401(k) Plan's deferred compensation arrangement, eligible employees who elect to participate in the PAC 401(k) Plan may contribute up to 15% of eligible compensation, as defined, to the PAC 401(k) Plan. The PAC 401(k) Plan may allow for a matching contribution that is determined by the Board of Directors of PAC each plan year.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Our Articles of Incorporation provide that the liability of the directors to the shareholders for monetary damages shall be limited to the fullest extent permissible under Georgia law. This limitation of liability does not affect the availability of injunctive relief or other equitable remedies.

         Our Bylaws provide that we will indemnify each of our officers, directors, employees and agents to the extent that he or she is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative because he or she is or was a director, officer, employee or agent of Manhattan, against reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding; provided, however, that no indemnification shall be made for:

         - any appropriation, in violation of his or her duties, of any business opportunity of Manhattan;

         - acts or omissions that involve intentional misconduct or a knowing violation of law;

         - any liability under Section 14-2-832 of the GBCC, which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions; or

         - any transaction from which he or she derived an improper personal benefit.

We have entered into indemnification agreements with certain officers and directors providing indemnification similar to that provided in the Bylaws.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The following non-employee directors were the members of the Compensation Committee of the Board of Directors during 1999: Brian J. Cassidy, John J. Huntz, Jr. and Thomas E. Noonan. During 1999, the Company paid Mr. Cassidy approximately $60,000 for consulting services. In addition, the Company granted options to purchase 100,000 shares of Common Stock at $9.00 per share to Mr. Cassidy during 1999. Under the option agreement, 25,000 shares vested on each of April 27, 1999 and October 27, 1999, and 25,000 shares vest on each of April 27, 2000 and October 27, 2000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than 10% of our Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission. To the Company's knowledge, its directors, executive officers and 10% shareholders complied during 1999 with all applicable Section 16(a) filing requirements.

         COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

         The Compensation Committee of the Company's Board of Directors has furnished the following report on Executive Compensation in accordance with the rules and regulations of the Securities and Exchange Commission. This report outlines the duties of the Committee with respect to executive compensation, the various components of the Company's compensation program for executive officers and other key employees, and the basis on which the 1999 compensation was determined for the executive officers of the Company, with particular detail given to the 1999 compensation for the Company's Chairman of the Board and Chief Executive Officers.

COMPENSATION OF EXECUTIVE OFFICERS GENERALLY

         The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing compensation levels for the executive officers of the Company, including the annual bonus plan for executive officers and for administering the Company's Stock Option Plan. The Committee is comprised of three non-employee directors: Messrs. Cassidy (Chair), Huntz and Noonan. The Committee's overall objective is to establish a compensation policy that will
(i) attract, retain and reward executives who contribute to achieving the Company's business objectives; (ii) motivate executives to obtain these objectives; and (iii) align the interests of executives with those of the Company's long-term investors. The Company compensates executive officers with a combination of salary and incentives designed to focus their efforts on maximizing both the near-term and long-term financial performance of the Company. In addition, the Company's compensation program rewards individual performance that furthers Company goals. The executive compensation program includes the following: (i) base salary; (ii) incentive bonuses; (iii) long-term equity incentive awards in the form of stock option grants; and (iv) other benefits. Each executive officer's compensation package is designed to provide an appropriately weighted mix of these elements, which cumulatively provide a level of compensation roughly equivalent to that paid by companies of similar size and complexity.

         Base Salary. Base Salary levels for each of the Company's executive officers, including the Chief Executive Officer, are generally set within a range of base salaries that the Committee believes are paid to similar executive officers at companies deemed comparable based on the similarity in revenue level, industry segment and competitive employment market to the Company. In addition, the Committee generally takes into account the Company's past financial performance and future expectations, as well as the performance of the executives and changes in the executives' responsibilities.

         Incentive Bonuses. The Committee recommends the payment of bonuses to provide an incentive to executive officers to be productive over the course of each fiscal year. These bonuses are awarded only if the Company achieves or exceeds certain corporate performance objectives. The incentive bonus to each executive officer is based on the individual executive's performance as it relates to the Company's performance.

         Equity Incentives. Stock options are used by the Company for payment of long-term compensation to provide a stock-based incentive to improve the Company's financial performance and to assist in the recruitment, retention and motivation of professional, managerial and other personnel. Generally, stock options are granted to executive officers from time to time based primarily upon the individual's actual and/or potential contributions to the Company and the Company's financial performance. Stock options are designed to align the interests of the Company's executive officers with those of its shareholders by encouraging executive officers to enhance the value of the Company, the price of the Common Stock, and hence, the shareholder's return. In addition, the vesting of stock options over a period of time is designed to create an incentive for the individual to remain with the Company. The Company has granted options to the executives on an ongoing basis to provide continuing incentives to the executives to meet future performance goals and to remain with the Company. During the fiscal year ended December 1999, options to purchase an aggregate of 1,595,000 shares of Common Stock were granted to the Company's executive officers.

         Other Benefits. Benefits offered to the Company's executive officers are provided to serve as a safety net of protection against the financial catastrophes that can result from illness, disability, or death. Benefits offered to the Company's executive officers are substantially the same as those offered to all of the Company's regular employees. In 1995, the Company established a tax-qualified deferred compensation 401(k) Savings Plan (the "Plan") covering all of the Company's eligible full-time employees. Under the Plan, participants may elect to contribute, through salary reductions, up to 18% of their annual compensation subject to a statutory maximum. The Company provides additional matching contributions in the amount of 50% up to the first 6% contributed under the Plan. The Plan is designed to qualify under Section 401 of the Internal Revenue Code so that the contributions by employees or by the Company to the Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the Plan, and so that contributions by the Company will be deductible by the Company when made.

COMPENSATION OF THE CHAIRMAN OF THE BOARD OF DIRECTORS

         The Committee annually reviews the performance and compensation of the Chairman of the Board of Directors based on the assessment of his past performance and its expectation of his future contributions to the Company's performance. Alan J. Dabbiere has served as the Company's Chairman of the Board since February 1998. In 1999, Mr. Dabbiere's base salary as Chairman of the Board and Chief Executive Officer was set at $150,000. The Committee believes the compensation paid to Mr. Dabbiere was reasonable.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         The Committee annually reviews the performance and compensation of the Chief Executive Officer based on the assessment of his past performance and its expectation of his future contributions to the Company's performance. Alan J. Dabbiere served as the Company's Chief Executive Officer from 1990 until October 1999. In 1999, Mr. Dabbiere's base salary as Chairman of the Board and Chief Executive Officer was set at $150,000. Richard M. Haddrill has served as the Company's Chief Executive Officer since October 1999. Mr. Haddrill's base salary was set at $44,000 for the period October 1, 1999 to December 31, 1999. For the twelve month period commencing on January 1, 2000, Mr. Haddrill's base salary was set at $300,000. The Committee believes the compensation paid to Messrs. Dabbiere and Haddrill was reasonable.

POLICY WITH RESPECT TO QUALIFYING COMPENSATION FOR DEDUCTIBILITY

         Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of one million dollars paid by a corporation to its Chief Executive Officer and the other four most highly compensated executive officers of a corporation. The Company has not established a policy with regard to Section 162(m) of the Code, since the Company has not and does not currently anticipate paying cash compensation in excess of one million dollars per annum to any employee. None of the compensation paid by the Company in 1998 was subject to the limitations on deductibility. The Board of Directors will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

                                       Compensation Committee

                                       Brian J. Cassidy, Chairman
                                       John J. Huntz, Jr.
                                       Thomas E. Noonan

                             STOCK PERFORMANCE GRAPH

         The following line-graph provides a comparison of the cumulative total shareholder return on our Common Stock for the period from the date of the Company's initial public offering on April 23, 1998 through December 31, 1999, against the cumulative shareholder return during such period achieved by The Nasdaq Stock Market (U.S. Companies) ("Nasdaq US") and the Index for Nasdaq Listed Supply Chain Solution Provider Stocks (the "Nasdaq Computer Index"). The graph assumes that $100 was invested on April 23, 1998 in our Common Stock and in each of the comparison indices, and assumes reinvestment of dividends.

                                    [GRAPH]

                                                              Index For
                                       NASDAQ Stock         NASDAQ Listed
 Measurement Period      Manhattan     Market (U.S.          Supply Chain
(Fiscal Year Covered)    Associates     Companies)     Solution Provider Stocks
---------------------    ----------    ------------    ------------------------
       4/23/98               100.00          100.00             100.00
      12/31/98               181.67          120.14              51.41
      12/31/99                49.16          217.04             118.82


         The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (collectively, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


                              CERTAIN TRANSACTIONS

LLC DISTRIBUTION AND RESTRUCTURING

         In April 1998, Manhattan Associates LLC ("Manhattan LLC") contributed all of its assets and liabilities, including the stock of Performance Analysis Corporation, to Manhattan in exchange for Common Stock of Manhattan (the "Restructuring"). Immediately prior to the Restructuring, Manhattan LLC distributed all undistributed earnings, calculated on a tax basis, at December 31, 1997, or approximately $9.2 million, and all undistributed earnings from December 31, 1997 through the date of the Restructuring, or approximately $2.5 million, to Manhattan LLC's shareholders.

TAX INDEMNIFICATION AGREEMENTS

         We have entered into tax indemnification agreements (the "Tax Indemnification Agreements") with Pegasys Systems Incorporated ("Pegasys"), a corporation controlled by Alan J. Dabbiere; Alan J. Dabbiere; Deepak Raghavan, our Chief Technology Officer; two other founders of the Company, Deepak M.J. Rao and Ponnambalam Muthiah; and certain entities affiliated with such individuals. Each of the Tax Indemnification Agreements provide for, among other things, the indemnification of Manhattan by these persons for any federal and state income taxes (including interest and penalties) incurred by us if for any reason Manhattan LLC were to be taxable as a "C" corporation during the period prior to the Restructuring and for any tax liabilities incurred by us by reason of the Restructuring. The liability of each of such persons to us may not exceed the amount of any distributions received (directly or indirectly) by such persons from Manhattan LLC, net of any taxes attributable to his distributed share of Manhattan LLC's income. The Tax Indemnification Agreements also provide for the indemnification by us of each party for certain additional taxes, interest and penalties resulting from Manhattan LLC being taxed as a partnership.

RELATED PARTY TRANSACTIONS

         During 1999, Peter V. Dabbiere, a brother of Alan J. Dabbiere, was employed by us as the general manager of hardware sales and support and received an aggregate payment of $128,208.

         During 1999, Joel D. Dabbiere, a brother of Alan J. Dabbiere, was employed by us in various sales management roles and received an aggregate payment of $110,413.

         During 1999, David K. Dabbiere, a brother of Alan J. Dabbiere, was employed by us as Senior Vice President, Chief Legal Officer and Secretary and received an aggregate payment of $247,500.

         All cash compensation paid to Alan Dabbiere's brothers was comparable to compensation that would have been paid to unaffiliated persons.

         During 1999, the Company paid Brian J. Cassidy, a Class I Director, approximately $60,000 for consulting services. In addition, the Company granted options to purchase 100,000 shares of Common Stock at $9.00 per share to Mr. Cassidy during 1999. Under the option agreement, 25,000 shares vested on each of April 27, 1999 and October 27, 1999, and 25,000 shares vest on each of April 27, 2000 and October 27, 2000.


                                   PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         In April 2000, the Board of Directors appointed the accounting firm of Arthur Andersen LLP to serve as its independent auditor for the fiscal year ending December 31, 2000. The appointment of this firm was recommended to the Board by its Audit Committee. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of Arthur Andersen LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

         The Board of Directors recommends a vote FOR ratification of selection of independent auditors.

                              SHAREHOLDER PROPOSALS

         Rules of the Securities and Exchange Commission require that any proposal by a shareholder of the Company for consideration at the 2001 Annual Meeting of Shareholders must be received by the Company no later than December 16, 2000 if any such proposal is to be eligible for inclusion in the Company's proxy materials for its 2001 Annual Meeting. Under such rules, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

         In order for a shareholder to bring any business or nominations before the Annual Meeting of Shareholders, certain conditions set forth in Sections
2.14 and 3.8 of the Company's Bylaws must be complied with, including, but not limited to, delivery of notice to the Company not less than 30 days prior to the meeting as originally scheduled.

                                  OTHER MATTERS

         Management of the Company is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. However, should any other matter requiring a vote of the shareholders arise, the representatives named on the accompanying Proxy will vote in accordance with their best judgment as to the interests of the Company and shareholders.


                                  BY ORDER OF THE BOARD OF DIRECTORS,


                                  /s/ David K. Dabbiere
                                  -----------------------------------
                                  David K. Dabbiere
                                  Secretary

                           MANHATTAN ASSOCIATES, INC.

                            2300 WINDY RIDGE PARKWAY

                                   SUITE 700

                             ATLANTA, GEORGIA 30339

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Alan J. Dabbiere and David K. Dabbiere, Esq. and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of Common Stock of Manhattan Associates, Inc. held of record by the undersigned on April 7, 2000, at the annual meeting of Shareholders to be held on May 16, 2000 or any adjournment thereof, as designated on the reverse side hereof and in their discretion as to other matters.
    Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                       (Please date and sign on reverse)
                          (Continued on reverse side)

                          (Continued from other side)
The shares represented by this Proxy will be voted as directed by the Shareholder. If no direction is given when the duly executed Proxy is returned, such shares will be voted "FOR" all nominees in Proposal 1 and "FOR" Proposal
2.                                               I PLAN TO ATTEND MEETING    [ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

PROPOSAL 1    Election of the following Nominees as Directors:
         [ ]  FOR all nominees listed below       [ ]  WITHHELD For all Nominees
              listed below
              (except as marked to the contrary)
                      NOMINEES:  RICHARD M. HADDRILL  DEEPAK RAGHAVAN

INSTRUCTION: (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME ABOVE.)
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PROPOSAL 2    Approval of the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31,
              2000:    [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK.

                                                  Date __________________ , 2000

                                                  ______________________________
                                                  Signature

                                                  ______________________________
                                                  Signature if held jointly
                                                  Please mark, date and sign as
                                                  your name appears above and
                                                  return in the enclosed
                                                  envelope.